Preliminary Terms To prospectus dated November 21, 2011, product supplement for review notes dated August 17, 2012, and index supplement dated November 21, 2011	Preliminary Terms No. 700 Registration Statement No. 333-178081 Dated March 26, 2013; Rule 433
Structured Investments	Morgan Stanley $ Return Enhanced Review Notes Linked to the TOPIX Index® due April 16, 2014
General
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The securities are designed for investors who seek the possibility of an early exit prior to maturity and enhanced returns if, on any one of the three Review Dates, the TOPIX Index® is at or above the Call Level applicable to that Review Date.  If the securities are not automatically called, investors may lose some or all of their principal.  There is no minimum payment at maturity on the securities.  Investors in the securities must be willing to accept this risk of loss of principal, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a return of 7.60% if the securities are automatically called or an enhanced return if the Ending Index Level is greater than the Initial Index Level, subject to the Maximum Total Return of 7.60%.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is July 11, 2013.
•	Senior unsecured obligations of Morgan Stanley maturing April 16, 2014†. All payments on the securities are subject to the credit risk of Morgan Stanley.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
•	The securities are expected to price on or about March 28, 2013 and are expected to settle on or about April 3, 2013.
Key Terms
Index:	The TOPIX Index® (the “Index”)
Automatic Call:	If the index closing level on any Review Date is greater than or equal to the Call Level, the securities will be automatically called for a cash payment described in “Payment if called” below.
Call Level:	103.80% of the Initial Index Level for each Review Date.
Payment if called:	If called on any of the three Review Dates, your one-time payment per $1,000 stated principal amount will be $1,076.
Payment at Maturity:
If the securities have not been automatically called and the Ending Index Level is greater than the Initial Index Level, you will receive at maturity a cash payment that provides you with a return per $1,000 stated principal amount equal to the Index Return multiplied by 2.0, subject to the Maximum Total Return on the securities of 7.60%.  Accordingly, if the Index Return is positive, your payment at maturity per $1,000 stated principal amount will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Index Return x 2.0)

If the securities have not been automatically called and the Ending Index Level is equal to the Initial Index Level, you will receive at maturity a cash payment of $1,000 per $1,000 stated principal amount.

If the securities have not been automatically called, your investment will be fully exposed to any decline in the Index.  If the securities have not been automatically called and the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your securities for every 1% that the Ending Index Level is less than the Initial Index Level.  Under these circumstances, your payment at maturity per $1,000 stated principal amount will be calculated as follows:

$1,000 + ($1,000 x Index Return)

If the securities have not been automatically called, you will lose some or all of your investment at maturity if the Ending Index Level is less than the Initial Index Level.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Index Return:	The performance of the Index from the Initial Index Level to the Ending Index Level calculated as follows:
Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The index closing level on the pricing date.
Ending Index Level:	The arithmetic average of the index closing levels on each of the five Ending Averaging Dates
Ending Averaging Dates†:	April 7, 2014, April 8, 2014, April 9, 2014, April 10, 2014 and April 11, 2014
Review Dates†:	July 11, 2013 (first Review Date), October 10, 2013 (second Review Date) and January 9, 2014 (final Review Date)
Listing:	The securities will not be listed on any securities exchange.
Maturity Date†:	April 16, 2014
CUSIP:	61761JEL9
ISIN:	US61761JEL98
† Subject to postponement for non-index business days or in the event of a market disruption event and as described under “Description of Review Notes – Review Notes Linked to a Single Index – Payment Pursuant to Our Automatic Call” or “Description of Review Notes – Review Notes Linked to a Single Index – Payment at Maturity,” as applicable, in the accompanying product supplement for review notes.

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page S-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of these preliminary terms.

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement for review notes and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement, the product supplement for review notes, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at .www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the product supplement for review notes, the index supplement and these preliminary terms if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying product supplement for review notes, index supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per security	100%	1%	99%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

(2)	Please see "Supplemental Plan of Distribution; Conflicts of Interest" in these preliminary terms for information about fees and commissions.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” below.
THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
Morgan Stanley
March 26, 2013

Additional Terms Specific to the Securities
You should read these preliminary terms together with the prospectus dated November 21, 2011, as supplemented by the product supplement for review notes dated August 17, 2012 and the index supplement dated November 21, 2011.  These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for review notes, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at .ww.w.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement for review notes dated August 17, 2012:
http://www.sec.gov/Archives/edgar/data/895421/000095010312004190/dp31797_424b2-knockouta1.htm
•	Index supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm
•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in these preliminary terms are defined in the product supplement for review notes, in the index supplement or in the prospectus.  As used in these preliminary terms, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity
The following table illustrates the hypothetical simple total return (i.e., not compounded) on the securities that could be realized on the applicable Review Date or at maturity for a range of movements in the Index as shown under the column “Index Level Appreciation/Depreciation at Review Date.”  The table below assumes an Initial Index Level of 1,100.00 and a Call Level of 1,141.80 (equal to 103.80% of the hypothetical Initial Index Level) on each Review Date and reflects the Maximum Total Return of 7.60% and the Leverage Factor of 2.0.  The payment on any Review Date assumes that each index closing level on all earlier Review Dates was less than the Call Level.

There will be only one payment on the securities, whether automatically called or redeemed at maturity.  An entry of “N/A” indicates that the securities would not be called on the applicable Review Date and no payment would be made for such date.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

	Automatic Call				No Automatic Call
	Index Level	Total	Total	Total
	Appreciation/	Return at	Return at	Return at		Total
Ending	Depreciation at	First	Second	Final		Return at
Index Level	Review Date	Review Date	Review Date	Review Date	Index Return	Maturity
2,200.00	100.00%	7.60%	7.60%	7.60%	100.00%	7.60%
1,980.00	80.00%	7.60%	7.60%	7.60%	80.00%	7.60%
1,760.00	60.00%	7.60%	7.60%	7.60%	60.00%	7.60%
1,540.00	40.00%	7.60%	7.60%	7.60%	40.00%	7.60%
1,320.00	20.00%	7.60%	7.60%	7.60%	20.00%	7.60%
1,210.00	10.00%	7.60%	7.60%	7.60%	10.00%	7.60%
1,155.00	5.00%	7.60%	7.60%	7.60%	5.00%	7.60%
1,141.80	3.80%	7.60%	7.60%	7.60%	3.80%	7.60%
1,122.00	2.00%	N/A	N/A	N/A	2.00%	4.00%
1,100.00	0.00%	N/A	N/A	N/A	0%	0%
880.00	-20.00%	N/A	N/A	N/A	-20.00%	-20.00%
660.00	-40.00%	N/A	N/A	N/A	-40.00%	-40.00%
440.00	-60.00%	N/A	N/A	N/A	-60.00%	-60.00%
220.00	-80.00%	N/A	N/A	N/A	-80.00%	-80.00%
0.00	-100.00%	N/A	N/A	N/A	-100.00%	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 1,100.00 to an index closing level of 1,540.00 on the first Review Date.  Because the index closing level on the first Review Date of 1,540.00 is greater than the Call Level of 1,141.80, the securities are automatically called, and the investor receives a single payment of $1,076 per $1,000 stated principal amount.  There will be no further payments on the securities.

Example 2: The level of the Index changes from the Initial Index Level of 1,100.00 to an Index closing level of 880.00 on the first Review Date, 1,122.00 on the second Review Date and 1,155.00 on the final Review Date.  Because the Index closing level on each of the first and second Review Dates is less than the Call Level of 1,141.80, the securities are not automatically called on either of these Review Dates.  However, because the Index closing level on the final Review Date of 1,155.00 is greater than the Call Level of 1,141.80, the securities are automatically called on the final Review Date, and the investor receives a single payment of $1,076 per $1,000 stated principal amount.

Example 3: The securities have not been automatically called, and the level of the Index increases from the Initial Index Level of 1,100.00 to an Ending Index Level of 1,122.00.  Because the Ending Index Level of 1,122.00 is greater than the Initial Index Level of 1,100.00 and the Index Return of 2.00% multiplied by 2.0 does not exceed the Maximum Total Return of 7.60%, the investor receives a payment at maturity of $1,040 per $1,000 stated principal amount, calculated as follows:

$1,000 + ($1,000 x 2.00% x 2.0) = $1,040

Example 4: The securities have not been automatically called, and the level of the Index increases from the Initial Index Level of 1,100.00 to an Ending Index Level of 1,210.00.  Because the Ending Index Level of 1,210.00 is greater than the Initial Index Level of 1,100.00 and the Index Return of 10% multiplied by 2.0 exceeds the Maximum Total Return of 7.60%, the investor receives a payment at maturity of $1,076 per $1,000 stated principal amount, the maximum payment on the securities.

Example 5: The securities have not been automatically called, and the level of the Index decreases from the Initial Index Level of 1,100.00 to an Ending Index Level of 440.00.  Because the Ending Index Level of 440.00 is less than the Initial Index Level of 1,100.00, the Index Return is negative and the investor receives a payment at maturity of $400 per $1,000 stated principal amount, calculated as follows:

$1,000 + ($1,000 x -60%) = $400

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — If the index closing level is greater than or equal to the Call Level on a Review Date, the securities provide a fixed return of 7.60% on the securities.  In addition, if the securities have not been automatically called, the securities provide an opportunity to enhance equity returns by multiplying a positive Index Return by 2.0, up to the Maximum Total Return on the securities.  Because the securities are our senior unsecured obligations, the payment of any amount, whether upon an automatic call or at maturity, is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE – While the original term of the securities is just over a year, the securities will be called before maturity if the index closing level is at or above the Call Level on any Review Date and you will be entitled to receive a payment per $1,000 stated principal amount equal to $1,076.

•
SECURITIES LINKED TO THE TOKYO STOCK PRICE INDEX – The return on the securities is linked to the Tokyo Stock Price Index (the “TOPIX Index®”), which is published by Tokyo Stock Exchange, Inc. (“TSE”).  The TOPIX Index® was developed by the TSE.  Publication of the TOPIX Index® began on July 1, 1969, based on a base index value of 100 as of January 4, 1968.  The TSE domestic stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the TOPIX Index consist of all domestic common stocks listed on the First Section of the TSE. The TOPIX Index® is computed and published every second via TSE’s Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.  For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

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CAPITAL GAINS TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for review notes.  Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this treatment of the securities is respected, your gain or loss on the securities should be treated as long-term capital gain or loss if you hold the securities for more than a year, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities.  The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations in general and the possible impact of this notice in particular.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for review notes.

The discussion in the preceding paragraph under “Capital Gains Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for review notes, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement for review notes.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF SOME OR ALL OF YOUR PRINCIPAL– If the securities are not called and the Ending Index Level is less than the Initial Index Level, you will lose 1% of your principal amount for each 1% decline in the Ending Index Level from the Initial Index Level.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

•
LIMITED RETURN ON THE SECURITIES – Whether the securities are automatically called or not, the appreciation potential of the securities will be limited to the Maximum Total Return of 7.60%.  Your return on the securities will never exceed the Maximum Total Return even if the index closing level on a Review Date or the Ending Index Level is substantially greater than the Initial Index Level.  Because the index closing level at various times during the term of the securities could be higher than the index closing levels on the Review Dates and at maturity, you may receive a lower payment upon an automatic call or at maturity, as the case may be, than you would if you had invested directly in the Index.

•
REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the maturity date.

•
POTENTIAL FOR EARLY EXIT AND 7.60% RETURN ON ANY REVIEW DATE REQUIRES THE INDEX TO APPRECIATE BY AT LEAST 3.80% — The Call Level for each of the Review Dates is set at 103.80% of the Initial Index Level.  Accordingly, the Index must appreciate by at least 3.80% from the Initial Index Level in order for you to receive the call premium.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the TOPIX Index® would have.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

·
INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – As the TOPIX Index® is the Index, the securities are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment on any Review Date or at maturity described in these preliminary terms is based on the full stated principal amount of your securities, the original issue price of the securities includes the agents’ commissions and the cost of hedging our obligations under the securities through one or more of our affiliates.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley will be willing to purchase securities from you in secondary market transactions, if at all, will likely be significantly lower than the original issue price, and any sale of the securities prior to the Maturity Date could result in a substantial loss to you.  Secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold the securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Index and the value of the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the index closing level on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual or expected volatility of the Index;

•	the time to maturity of the securities;

•	the dividend rates on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

•
THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

Use of Proceeds and Hedging
Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the pricing date, on the Review Dates and on the Ending Averaging Dates could affect the value of the Index in a way that may decrease the possibility of your securities being automatically called or may reduce the amount you will receive on the securities at maturity.

Historical Information
The following graph sets forth the historical performance of the TOPIX Index®based on the daily index closing levels from January 1, 2008 through March 22, 2013.  The index closing level on March 22, 2013 was 1,038.57.  We obtained the index closing levels below from Bloomberg Financial Markets, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The price source for determining the index closing level on each of the Review Dates will be the Bloomberg page “TPX” or any successor page.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the index closing level on any Review Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Historical Performance of the TOPIX Index®

License Agreements
License Agreement between TSE and Morgan Stanley.  “TOPIX®” and “TOPIX Index®” are trademarks of the TSE and have been licensed for use by Morgan Stanley.  For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities,

(B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.